UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013

diaDexus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2013, diaDexus, Inc. (the “Company”) and Comerica Bank (“Comerica”) entered into the Second Amended and Restated Loan and Security Agreement (the “Second Amendment”), which amends and restates that certain Amended and Restated Loan and Security Agreement, by and between the Company and Comerica, dated September 11, 2012 (the “Existing Agreement”).

The Company has an existing $5 million loan facility with Comerica pursuant to the Existing Agreement, which amount was previously fully advanced. The Second Amendment expands the loan facility by $5 million to $10 million, increases the interest rate from a fixed rate per annum of 5.25% to 6.45%, extends the interest-only payment period through December 31, 2013, and extends the maturity date to December 31, 2016. The Second Amendment also modifies the monthly principal payments by amortizing the loan over a 42 month basis, resulting in a balloon payment of principal on the maturity date. The additional $5 million available pursuant to the Second Amendment has been fully advanced to the Company. In connection with the Second Amendment, the Company issued a warrant to Comerica to purchase 96,685 shares of its common stock. The warrant has an exercise price of $1.81 per share and will expire on October 17, 2020.

The foregoing is only a summary of the material terms of the Second Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Second Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Expands Loan Facility with Comerica to $10 Million” issued by diaDexus, Inc. on October 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: October 22, 2013

	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Expands Loan Facility with Comerica to $10 Million” issued by diaDexus, Inc. on October 22, 2013.